AMENDMENT NO. 12 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

 THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the ?Agreement?) between DELAWARE POOLED TRUST and DELAWARE MANAGEMENT COMPANY (the ?Investment Manager?), a series of Macquarie Investment Management Business Trust, amended as of the 31st day of March 2017, lists the funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each fund and the date on which the Agreement became effective for each fund.

Fund Name
Effective Date
Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Macquarie Core Plus Bond Portfolio
(formerly, The Core Plus Fixed Income Portfolio)
January 4, 2010
0.43%
Macquarie Emerging Markets Portfolio
(formerly, The Emerging Markets Portfolio)
January 4, 2010
1.00%
Macquarie Emerging Markets Portfolio II
(formerly, The Emerging Markets Portfolio II)
June 22, 2010
1.00%
Macquarie High Yield Bond Portfolio
(formerly, The High-Yield Bond Portfolio)
January 4, 2010
0.45%
Macquarie Labor Select International Equity Portfolio
(formerly, The Labor Select International Equity Portfolio)
January 4, 2010
0.75%
Macquarie Large Cap Value Portfolio
(formerly, The Large-Cap Value Equity Portfolio)
February 26, 2010
0.55%
Delaware REIT Fund
(formerly known as The Real Estate Investment Trust Portfolio)
May 21, 2010
0.75% on first $500 million
0.70% on next $500 million
0.65% on next $1.5 billion
0.60% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY,
A series of Macquarie Investment Management Business Trust

DELAWARE POOLED TRUST

By: /s/ DAVID F. CONNOR
Name: David F. Connor
Title: Senior Vice President

By: /s/ SHAWN K. LYTLE
Name: Shawn K. Lytle
Title: President and Chief Executive Officer

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